Exhibit 1.1

WESTERN ALLIANCE BANCORPORATION

AMENDMENT NO. 2 TO

DISTRIBUTION AGREEMENT

February 28, 2022

Piper Sandler & Co. U.S. Bancorp Center 800 Nicollet Mall Minneapolis, Minnesota 55402	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated June 3, 2021 (the “Original Agreement”), as amended by Amendment No. 1, dated November 18, 2021 (“Amendment No. 1”), by and among Western Alliance Bancorporation, a Delaware corporation (the “Company”) and J.P. Morgan Securities LLC and Piper Sandler & Co., as agents and/or principal under any Terms Agreement (as defined in Section 1(a) of the Original Agreement) (each, an “Agent” and, collectively, the “Agents”). All capitalized terms used in this Amendment No. 2 to the Distribution Agreement (this “Amendment No. 2”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Distribution Agreement. For the avoidance of doubt, all references to the Distribution Agreement in any document related to the transactions contemplated by the Distribution Agreement shall be to the Original Agreement as amended by this Amendment.

RECITALS

WHEREAS, pursuant to the Distribution Agreement, the Company has implemented an at-the-market offering program (the “ATM Program”) with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described in the Distribution Agreement, of up to 4,000,000 shares of Common Stock, $0.0001 par value per share (the “Shares”);

WHEREAS, prior to entry into this Amendment No. 2, the Company sold 3,132,670 Shares under the ATM Program, leaving 867,330 Shares authorized and available for issuance and sale under the ATM Program (the “Remaining Shares”);

WHEREAS, the Company desires to replenish the amount of Shares authorized and available for issuance and sale under the ATM Program by an additional 2,132,670 Shares (the “Additional Shares”) so that, notwithstanding prior sales, up to three million (3,000,000) Shares are authorized and available for issuance and sale under the ATM Program; and

WHEREAS, this Amendment No. 2, effective as of February 28, 2022 (the “Effective Date”), shall constitute an amendment to the Distribution Agreement (as previously amended), which shall remain in full force and effect as amended by this Amendment No. 2.

NOW, THEREFORE, in consideration of the mutual agreement to amend the Distribution Agreement, the parties hereto, intending legally to be bound, hereby amend and modify the Distribution Agreement as of the date hereof as follows:

Section 1.    Amendment of the Distribution Agreement. The “Maximum Number”, as defined in the preamble to the Original Agreement with reference to the Shares authorized and available for issuance and sale under the ATM Program, shall, on and after the Effective Date, equal the sum of the amount of the Remaining Shares and the Additional Shares. For the avoidance of all doubt, the sum of the Remaining Shares and the Additional Shares shall equal three million (3,000,000) shares of the Company’s Common Stock, $0.0001 par value per share.

Section 2.    Representations and Warranties. The Company hereby represents and warrants that the representations and warranties set forth in Section 3 of the Distribution Agreement, are true and correct as of the date of this Amendment No. 2.

Section 3.    Prospectus Supplement. The Company shall file a Prospectus Supplement pursuant to Rule 424(b) of the Act reflecting the terms of this Amendment No. 2 on the date hereof. On and after the Effective Date, all references to “Prospectus Supplement” in the Distribution Agreement shall refer to such prospectus supplement filed by the Company with the Commission in the form furnished by the Company to the Agents in connection with the offering of the Shares.

Section 4.    No Other Amendments; References to Agreement. Except as set forth herein, all the terms and provisions of the Distribution Agreement shall continue in full force and effect. All references to the Distribution Agreement in the Distribution Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Distribution Agreement as amended by this Amendment No. 2.

Section 5.    Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by one party to the other may be made by facsimile or email transmission.

Section 6.    Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding among the Company and each of the Agents, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 2 to Distribution Agreement and your acceptance shall constitute a binding agreement among the Company and each of the Agents.

Very truly yours,

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Dale Gibbons
Name:	Dale Gibbons
Title:	Executive Vice President and
Chief Financial Officer

Accepted and agreed to as of the date first above written:

J.P. MORGAN SECURITIES LLC

By:	/s/ Brett Chalmers
Name:	Brett Chalmers
Title:	Executive Director

PIPER SANDLER & CO.

By:	/s/ Jennifer Docherty
Name:	Jennifer Docherty
Title:	Managing Director

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